Exhibit 99.1

Joint Filing Agreement

The undersigned hereby agree that the Statement on Schedule 13G dated May 16, 2025, with respect to the Common Stock, $0.001 par value per share, of Outdoor Holding Company, a Delaware corporation, and any further amendments thereto executed by each and any of the undersigned shall be filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Philotimo Fund, LP

By:	/s/ David L. Kanen
David L. Kanen, Managing Member of Kanen Wealth Management, LLC, its general partner
Date:	05/16/2025

Philotimo Focused Growth & Income Fund

By:	/s/ David L. Kanen
David L. Kanen, Managing Member of Kanen Wealth Management, LLC, its investment manager
Date:	05/16/2025

Kanen Wealth Management LLC

By:	/s/ David L. Kanen
David L. Kanen, Managing Member
Date:	05/16/2025

Kanen David

By:	/s/ David L. Kanen
David L. Kanen
Date:	05/16/2025